Exhibit 10.14

FRANCHISE DEVELOPMENT OPTION AGREEMENT

This Franchise Development Option Agreement (this “Agreement”) is made as of July 11, 2014, by and between El Pollo Loco, Inc., a Delaware corporation (the “Company”) and Trimaran Pollo Partners, L.L.C., a Delaware limited liability company (the “Option Holder”).

WHEREAS, the Company owns certain proprietary and other property rights and interests in and to the “El Pollo Loco®” trademark and service mark, and such other trademarks, service marks, logo types, insignias, trade dress, designs and commercial symbols as the Company may from time to time authorize or direct the Option Holder to use in connection with the operation of “El Pollo Loco®” restaurants (the “El Pollo Loco® Marks”);

WHEREAS, the Company has a distinctive plan for the operation of retail outlets for the sale of fire-grilled food items and related products, which plan includes but is not limited to the El Pollo Loco® Marks and the operations manual, policies, standards, procedures, employee uniforms, signs, menu boards and related items, and the reputation and goodwill of the El Pollo Loco® chain of restaurants (collectively, the “El Pollo Loco® System”);

WHEREAS, the Company currently operates and franchises others to operate El Pollo Loco® restaurants under the El Pollo Loco® System (each, an “El Pollo Loco® Restaurant”) in certain markets in the United States, but not in the New York-Newark, NY-NJ-CT-PA Combined Statistical Area as defined by the United States Census Bureau (the “Territory”);

WHEREAS, at some future date the Company may wish to, without having any obligation to, operate Company (or affiliate)-owned El Pollo Loco Restaurants within the Territory (“Company-Owned Restaurants”) and/or franchise others to operate El Pollo Restaurants (“Franchise Restaurants”) in the Territory at which time it will undertake efforts (as determined by Company in its sole and unfettered discretion) related to site selection and evaluation, marketing, supplies, training, and other operational aspects (the “Territorial Support”);

WHEREAS, Option Holder desires to obtain from the Company development rights to establish and operate, each pursuant to individual franchise agreements (each a “Franchise Agreement” and, together the “Franchise Agreements”) multiple El Pollo Loco® Restaurants within the Territory;

WHEREAS, the Company is willing to grant to Option Holder an option to enter into Development Agreements (as defined below) to develop and open El Pollo Loco® Restaurants, each pursuant to a Franchise Agreement, within the Territory, provided the Company has made the determination to begin development of Company-Owned Restaurants and or to provide Territorial Support to Franchise Restaurants in the Territory.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Initial Franchise Development Option.

(a) The Company hereby grants to the Option Holder, subject to the terms and conditions of this Agreement, and provided that Option Holder satisfies all of Company’s financial and operational criteria for developers and franchisees then in effect and the Company has made the determination to begin development of Company-Owned Restaurants and / or to provide Territorial Support to Franchise Restaurants in the Territory, the right to enter into the Company’s then-current form of Franchise Development Agreement (the “Initial Development Agreement”) with respect to the development and opening of fifteen (15) El Pollo Loco® Restaurants within five (5) years of the execution of the Initial Development Agreement. The Initial Development Agreement will expire on the fifth (5th) anniversary of its execution.

(b) The Option Holder’s right to enter into the Initial Development Agreement as described in Section 1(a) above, will expire 10 years from the date of entering into this Agreement or in the event the Company notifies the Option Holder in writing that it will provide Territorial Support upon execution of the Initial Development Agreement, twelve (12) months from the date of such notice. Notwithstanding anything in this Agreement to the contrary, if the Company does not notify the Option Holder (as it is not obligated to do) in writing during the ten (10) years following the execution of this Agreement that it has made the determination to provide Territorial Support, then this Agreement will expire and this Agreement shall be of no further force or effect at the end of such ten (10) years.

2.	Subsequent Franchise Development Option.

(a) The Company hereby grants to the Option Holder, provided the Option Holder and the Company have executed the Initial Development Agreement, the Option Holder is not in default of any of the terms of the Initial Development Agreement, the Option Holder satisfies all of the Company’s financial and operational criteria for developers and franchisees then in effect, and subject to the terms and conditions of this Agreement, the right to enter into the Company’s then-current form of Franchise Development Agreement (the “Subsequent Development Agreement” and, together with the Initial Development Agreement, the “Development Agreements,” and each individually a “Development Agreement”) with the Company, with respect to the development and opening of up to one hundred (100) El Pollo Loco® Restaurants within the Territory over a period of ten (10) years from execution of the Subsequent Development Agreement. The Subsequent Development Agreement will expire on the tenth (10th) anniversary of its execution.

(b) The Option Holder’s right to enter into the Subsequent Development Agreement as described in Section 2(a) above, will expire five (5) years from the date of the execution of the Initial Development Agreement.

3.	Term.

The term of this Agreement shall begin on the date of its execution and expire: (i) ten (10) years from the date of its execution; or (ii) in the event the Initial Development Agreement is entered into as provided for above in Section 1, then five (5) years following the date of execution of the Initial Development Agreement.

4.	Exclusivity.

(a) The Company agrees that the Option Holder (together with the Company, as to Company-Owned Restaurants) has the exclusive right to develop and open El Pollo Loco® Restaurants within the Territory during the term of this Agreement until such time as the parties enter into the Initial Development Agreement and, thereafter, pursuant to the terms of the Initial Development Agreement and, if it is entered into, the Subsequent Development Agreement for so long as the Option Holder is not in default under such Development Agreements.

(b) In the event that the Company elects to open Company-Owned Restaurants in the Territory during the term of this Agreement and during the term of the Development Agreements, it may do so at locations of its choosing and shall not be restricted in any way by this Agreement with regard to a resale of such Company-Owned Restaurants to a franchisee or other third-party in the event that Company no longer wishes to own or operate such Company-Owned Restaurants.

5.	Exercise of Options.

(a) At least ninety (90) days prior to the expiration of the periods of time identified in Sections 1(b) and 2(b) above for the exercise of the options, if the Option Holder desires to so exercise an option, it shall notify the Company in writing. The Company shall then prepare and furnish to the Option Holder, within thirty (30) days of such notice, the applicable Development Agreement which the Company and the Option Holder will negotiate in good faith. In the event that the Company and the Option Holder fail to execute the Development Agreement prior to the expiration of the time periods identified in Sections 1(b) and 2(b) above, then this Agreement and the option to so enter into the Development Agreement shall expire and no longer be of any force or effect.

(b) Notwithstanding that each Development Agreement shall be in the then-current form used by the Company at the time of delivery of the Development Agreement to the Option Holder for execution:

(i)	The Company and the Option Holder agree to negotiate in good faith in order to execute each Development Agreement;

(ii)	the Development Fee (as defined in the Development Agreement) shall be $10,000 per El Pollo Loco® Restaurant to be developed ($150,000 for the Initial Development Agreement, and up to $1,000,000 for the Subsequent Development Agreement). The Development Fee shall be non-refundable and paid to the Company, by cashier’s check or wire transfer, upon execution of the applicable Development Agreement;

(iii)	the Development Fee (at the rate of $10,000 per El Pollo Loco® Restaurant) shall be applied to the Initial Fee due under the Franchise Agreements executed for each El Pollo Loco® Restaurant to be developed and opened;

(iv)	the Franchise Agreements to be entered into pursuant to the Development Agreements shall be in the then-current standard forms used by the Company at the time of execution of each Franchise Agreement for an El Pollo Loco® Restaurant; and

(v)	if both Development Agreements are entered into, a default under either Development Agreement shall constitute an default under the other Development Agreement.

6. Assignment. Option Holder may assign its rights and obligations under this Agreement provided the assignee: (i) satisfies all the Company’s financial and operational criteria for developers and franchisees then in effect, and (ii) is controlled by Jay R. Bloom and Dean C. Kehler or otherwise an affiliate of Trimaran Capital, L.L.C. It is mutually agreed between the Company and the Option Holder that any assignee must qualify to the Company’s satisfaction as a franchisee pursuant to any and all application and approval criteria then in effect prior to the execution of any Development Agreement contemplated herein. The Company shall have the right to assign its rights and obligations under this Agreement to an affiliate, successor in connection with a merger, acquisition or other consolidation, or sale or purchase of a majority of the Company’s assets. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

7. Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given: (i) when received, if delivered personally; (ii) when transmitted, if by facsimile (which is confirmed); (iii) upon receipt, if by registered or certified mail (postage prepaid, return receipt requested); or (iv) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail, to the relevant parties hereto at the following addresses:

If to the Option Holder, to:

Trimaran Pollo Partners, L.L.C.

1325 Avenue of the Americas

25th Floor

New York, NY 10019

Attention: Michael G. Maselli

Facsimile: (212) 616-3701

If to the Company, to:

El Pollo Loco, Inc.

3535 Harbor Blvd. Suite 100

Costa Mesa, CA 92626

Attention: Vice President, Legal

Facsimile: (714) 599-5593

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Richard B. Aftanas, Esq.

Facsimile: (917) 777-4112

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

8. No Waiver. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

9. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

10. Entire Agreement; Amendments; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No amendments or modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon any party hereto unless approved in writing by an authorized representative of such party. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict or choice of law (other than Section 5-1401 of the New York General Obligations Law).

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by one of their respective officers duly authorized and to be dated as of the day and year first above written.

TRIMARAN POLLO PARTNERS, L.L.C.

By:	/s/ Wesley W. Barton
Name:	Wesley W. Barton
Title:	Assistant Secretary

EL POLLO LOCO, INC.

By:	/s/ Stephen J. Sather
Name:	Stephen J. Sather
Title:	CEO